Exhibit 10.50

Amendment No. 3 to Amended and Restated Master Services Agreement

This Amendment NO.3 to (the “Transition Amendment”) to the Amended and Restated Master Services Agreement between Virtusa Corporation (“Virtusa”) and Vignette Corporation (“Vignette”) dated as of November 1, 2005, including Attachment 1 thereto, each as amended (the “Agreement”) is entered into this 27 day of August, 2008 (“Effective Date”).

WHEREAS Vignette and Virtusa have agreed to amend the Agreement on the terms set forth herein;

NOW THEREFORE, in consideration of the mutual promises set forth in this Transition Amendment, the parties agree as follows:

1. All defined terms, unless otherwise defined in this Transition Amendment, shall have the meanings given them in the Agreement.

2. Vignette hereby provides written notice of termination of the Agreement under Section 8.1(B) of the Agreement as Termination For Convenience, subject to the terms herein. The Agreement will terminate on August 13, 2009 (The “Termination Date”).

3. Provided that Vignette complies with all of its obligations under this Transition Amendment and the Agreement, and all payments of outstanding invoices as of the date of Transition Amendment arc paid in full, the Minimum Termination Fee is hereby reduced to One Million Dollars ($1,000,000). The Minimum Termination Fee is payable as follows:

(i) Five hundred thousand dollars ($500,000) shall be due and payable on the Effective Date (“Initial Termination For Convenience Fee”); such obligation and payment is non-cancelable and non-refundable;

(ii) Five hundred thousand dollars ($500,000) shall be due and payable 90 days from the date of the Effective Date (“Final Termination For Convenience Fee”); when paid, such payment shall be non-cancelable and non-refundable.

4. Vignette shall engage and maintain on a full time basis the following number of Virtusa GDC Resources for the following time periods, at the rates as set forth in the Agreement:

(i)	At least 125 Virtusa GDC Resources on a full time basis for 166 days from the payment of the initial Termination For Convenience Fee set forth in Section 3(i) above (“Commitment 1” and the period is the “Commitment 1 Period”);

(ii)	At least 75 Virtusa GDC Resources on a full time basis for 90 days following the Commitment 1 Period (“Commitment 2” and the period is the “Commitment 2 Period”);

(iii)	At least 40 Virtusa GDC Resources on a full time basis for 90 days following the Commitment 2 Period.

Although the number of Virtusa GDC Resources will be gradually reduced on the timetable set forth above, the daily rates paid by Vignette for such Resources will be calculated as per the terms of the Agreement, except that after the end of the Commitment 1 Period, the Fixed Cost component of the rates in the Agreement shall be fixed at $25.20 and after October 1 2008, the “Variable Other” component shall be fixed at $118.33.

In the event that attrition reduces the GDC Resources below the minimum levels set forth in this section, and Virtusa fails to provide Vignette the number of resumes for such applicable positions per the terms and conditions of the Agreement so as to cause a failure to comply with the applicable service levels, the minimum GDC Resource Commitments shall be reduced with respect to such position, but only for so long as Virtusa to fulfill its service requirement for such position. Upon fulfillment of the service requirement for such position, the GDC Resource Commitment shall be increased accordingly.

Each time period under (i), (ii) and (iii) is referred to as a Commitment Period.

For the avoidance of doubt, provided that Vignette complies with all of its obligations under this Transition Amendment and the Agreement,

(a)	the above resource and notice requirements in this Section 4 only modifies the Minimum Team Commitment and 180 day written notice period for Termination For Convenience under Section 8.1(B) of the Agreement; and

(b)	provided that Vignette complies with its Commitment in each Commitment Period, Vignette may have flexibility in satisfying its Commitment for such period. For instance, under Commitment 2, if Vignette had 85 full time Virtusa GDC Resources in month 1, 75 in month 2 and 65 in month 3 of that Commitment Period, Vignette would satisfy the requirement, (i.e., the average number of minimum billable days in each month of the Commitment Period equals or exceeds that of 75 Virtusa GDC Resources engaged in each month of the Commitment Period); and

(c)	all other notice provisions in the Agreement apply, including without limitation, those in Section 1 .3 therein.

5. Upon payment by Vignette, and receipt by Virtusa, in liquid funds of the Initial Termination For Convenience Fee, and continued compliance by Vignette of its obligations hereunder,

a.	With respect to each Virtusa Special Employee as of Effective Date, Vignette shall have the Transfer Right with respect to such employee for the period of 75 days from Virtusa’s receipt of the Initial Termination For Convenience Fee (the “Solicitation Period”);

b.	With respect to each new hire that becomes a Virtusa Special Employee after the Effective Date but before the Termination Date, Vignette shall have the Transfer Right for such employee for the period of 75 days from the date of hire (“New Employee Solicitation Period”);

For new hires and those other Virtusa Special Employees otherwise under probation; provided that such employees become a Virtusa Special Employee after the Effective Date but before the Termination Date, the Solicitation Period and/or the New Employee Solicitation Period as applicable will not begin for such employees until 75 days after the date of hire.

c.	For the GDC Resources who are on long leave of absence (the “Long Leave Employee”), the solicitation period will not begin until such employees return from such leave of absence but shall be 75 days from the date the employee returns from leave; provided that such employee is a Virtusa Special Employee at time of solicitation; and provided further that Exhibit A hereto sets forth all employees who are on long leaves of absence as of the time of the Effective Date. No other employees shall he deemed a Long Leave Employee.

Vignette shall not have the right to alter the current appraisal cycles and schedules as set forth in the Agreement. However, to the extent that any GDC Resource who accepts an offer from Vignette, and after such acceptance, such employee undergoes a performance review process in ordinary course and is subject to a promotion or compensation increase, Virtusa will not increase the employee’s compensation or promote such employee without the prior written consent of Vignette.

6. Regardless of the terms of the Agreement, no other notice under the Agreement is required to effect the solicitation period and transfer rights, and Vignette shall have the right, after payment of the Initial Termination For Convenience Fee and receipt by Virtusa of such fee and all outstanding payments due under the Agreement per the Agreement, to immediately contact all Virtusa Special Employees, inform them of the full details of the plan and to provide all Virtusa Special Employees (at Vignette’s option) with an Offer Letter. The Offer Letter must contain at a minimum, a binding offer of employment, with applicable details, including estimated compensation, and title, and such other terms as is required to make the Offer Letter binding under Indian law. Upon acceptance of the Offer Letter by such employee in writing within the applicable solicitation period, such employee must provide a resignation letter to Virtusa with a resignation date coinciding with the date of hire by Vignette for such Offer Letter to be effective hereunder. Since the actual date of hire may not be known to Vignette as of the acceptance of the Offer Letter, Vignette may provide a range of start dates and set the firm hire date in a subsequent correspondence with the employee. The resignation letter will state that the resignation is effective as of the actual hire date by Vignette, but need not specify the specific date. For the avoidance of doubt, all accepted Offer Letters must be executed by Vignette and the employee during the applicable solicitation period. Further, the accompanying resignation letters, and evidence of the fully executed Offer Letters must be provided to Virtusa within the applicable solicitation period to be effective for purposes hereunder. The form and content (with the exclusion of actual compensation details) of Offer Letter and resignation letter shall be mutually agreed to in writing by the parties prior to use and no changes shall be permissible without the prior written consent of the other party hereto. Approval of the Offer Letter and resignation letter shall not be unreasonably withheld.

7. Not in limitation of either party’s obligations under Section 10.4(b) of the Agreement Virtusa’s obligations thereunder shall commence with respect to any Virtusa Special Employee during the applicable solicitation period hereunder, and if such Virtusa Special Employee accepts in writing the Offer Letter from Vignette during the applicable solicitation period, Virtusa’s obligations under Section 10.4(b) shall continue to apply for such Virtusa Special Employee from the date that such Virtusa Special Employee accepts the Offer Letter in writing for the term as stated in Section 10.4(b) of the Agreement (i.e., 12 months after termination of the Agreement).

Virtusa agrees to follow the terms of the Agreement, including all necessary assistance to Vignette until the Termination Date including delivering paperwork and to pay bonuses approved by Vignette, subject to the terms of the Agreement.

The term “Transfer Right Term” as used in the Agreement is hereby deleted and replaced with the terms, Phase I Initial Solicitation Period and Phase 1 New GDC Solicitation Period, as applicable.

8. With respect to any Virtusa Special Employee who accepts in writing an Offer Letter from Vignette within the applicable solicitation period (a “GDC – Vignette Employee”) under the terms herein, and provided that Vignette continues to comply with its obligations hereunder, Vignette shall have the right to move each such GDC-Vignette Employee to Vignette facilities on 15 days’ prior written notice to Virtusa only after such employee has formally become an employee of Vignette (i.e., is on Vignette payroll) and has terminated employment with Virtusa; provided that (a) Vignette shall provide written proof of offer acceptance prior to such move and (b) Vignette shall still be obligated to pay the applicable billing fees for each such GDC-Vignette Employee (if any, for any minimum commitment hereunder) after the move for the applicable Commitment Period as set forth in Section 4 above and the Agreement.

9. All Virtusa Special Employees who elect to not accept employment offers from Vignette must remain as part of the GDC and work at Virtusa’s facilities until the termination of the Agreement, subject to the current rotation and other applicable policies in the Agreement.

10. Notwithstanding anything in the contrary in the Agreement, including Section 2 of Attachment 2 of the Agreement, during the applicable solicitation periods, Virtusa shall be expressly permitted to communicate to each Virtusa Special Employee the following, and the following shall not be deemed a violation of the Agreement or this Transition Amendment:

a. Virtusa values all its GDC Employees;

b. All Virtusa Special Employees may remain an employee of Virtusa if he/she does not accept employment with Vignette;

c. However, details of any position and compensation can only take place until after the applicable solicitation period has expired and only if such employee chooses not to accept the Vignette Offer Letter within the applicable solicitation period. Notwithstanding the foregoing, if the Virtusa Special Employee rejects the offer of employment from Vignette and does not accept an offer from Vignette by the expiration of the applicable solicitation period, no further restrictions apply under the Agreement or this Transition Amendment regarding the career- pathing, hiring, soliciting, compensation, communications or continued employment of such Virtusa Special Employee by Virtusa, provided that any changes in position or salary must follow the normal Virtusa appraisal cycles until the Termination Date.

11. All other terms of the Agreement remain unchanged, including without limitation, Virtusa’s obligations to provide recruiting services and to meet the SLAs under the Agreement and the non-solicitation provisions. In the event of any express conflict between the Agreement and this Transition Amendment, the terms of this Transition Amendment shall govern.

IN WITNESS WHEREOF, the parties have executed this Transition Amendment by their duly authorized representatives as of the day and year below.

Vignette Corporation	Virtusa Corporation

/s/ Bryce Johnson	/s/ Thomas R. Holler
Signature	Signature

Bryce Johnson	Thomas R. Holler
Name	Name

SVP & General Counsel	CFO
Title	Title

August 27, 2008	August 27, 2008
Date	Date

Exhibit A

From Aug ‘08

1.	Naga Vasantha Puvvula (Maternity)
2.	Raj Lakshmi (For 1 month)

Sep ‘08 timeframe onwards

1.	Suchitra Tate (Maternity)
2	Vani Gundavarapu (Maternity)
3.	Manogna (Maternity)
4.	Neena Abraham (Maternity)
5.	Nagamani Sikhakolli (Personal –problem, TBD)